EXHIBIT 99.1
News
For Immediate Release October 9, 2017	Contact: Cindi Buckwalter
(212) 878-1831

Minerals Technologies Inc. Elects Franklin L. Feder to its Board of Directors
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NEW YORK, October 9, 2017 -- Minerals Technologies Inc. (NYSE: MTX) announced today that it has elected Franklin (Frank) L. Feder to its Board of Directors, effective immediately.

"We are pleased to welcome Frank Feder to our Board," said Douglas T. Dietrich, Chief Executive Officer. "Frank is an accomplished business leader who has served on boards of both operating companies and non-profit entities. His background in the mining and refining sectors, as well as experience in mergers and acquisitions and international markets, will prove invaluable to MTI."

Mr. Feder most recently served as CEO, Alcoa Latin America & Caribbean from 2000 to 2014, where he was responsible for operations in three countries with over $1 billion in revenue and approximately 8,000 employees. Prior to that time, he was Vice President and Director -Corporate Development at Alcoa Inc. from 1999 to 2004, and CFO of Alcoa Latin America from 1990 to 1999. Mr. Feder began his career in consulting, where he was a Managing Partner at Technomic Consultores from 1978 to 1988, and a Partner at Booz, Allen & Hamilton from 1989 to 1990.

Mr. Feder holds an MBA from IMD in Lausanne, Switzerland, with an undergraduate degree from the Getulio Vargas Foundation in Sao Paulo, Brazil.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The company reported sales of $1.638 billion in 2016. For further information, please visit our website at www.mineralstech.com.